Carolina Trust Bank 8-K12G3

Exhibit 2.01

AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (this “Agreement”), is made and entered into as of March 30, 2016, by and between CAROLINA TRUST BANK, a banking corporation incorporated under the laws of the State of North Carolina and having its principal place of business in Lincolnton, North Carolina (the “Bank”), and CAROLINA TRUST BANCSHARES, INC., a North Carolina business corporation (the “Holding Company”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of the Bank and the Holding Company believe that it is in the best interests of their respective shareholders that the Bank be reorganized into a bank holding company structure pursuant to the terms of this Agreement, whereby the holders of the Bank’s outstanding common stock would receive shares of the common stock of the Holding Company in exchange for their shares of Bank common stock.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Bank and the Holding Company hereby mutually agree to an exchange of shares on the terms and conditions and in the manner and on the basis hereinafter provided:

1.           The Exchange.

(a)             The name of the corporation whose shares will be acquired is “Carolina Trust Bank”, and the name of the acquiring corporation is “Carolina Trust BancShares, Inc.”

(b)             At the Effective Time (as defined in Paragraph 2 below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Article 11 of the North Carolina Business Corporation Act, as amended, each issued and outstanding share of common stock, $2.50 par value per share, of the Bank (“Bank Common Stock”) shall be exchanged for one (1) share of common stock, $2.50 par value per share, of the Holding Company (“Company Common Stock”) (all the foregoing referred to collectively as the “Exchange” and all such shares of Company Common Stock issued to the shareholders, collectively, the “Shares”).

(c)             As soon as possible after the Effective Time, the Holding Company (or its duly authorized exchange agent acting on its behalf (the “Exchange Agent”)) shall furnish to each holder of Bank Common Stock transmittal forms and written instructions with respect to the Exchange. Until shares of Bank Common Stock are surrendered for exchange in accordance with this Agreement, each outstanding certificate that, prior to the Effective Time, represented shares of Bank Common Stock shall for all purposes evidence only the exchange rights established pursuant to this Agreement. To the extent permitted by applicable law, the former shareholders of record of Bank Common Stock shall be entitled to vote after the Effective Time at any meeting of the Holding Company’s shareholders the number of Shares of Company Common Stock into which their Bank Common Stock was converted pursuant to this Agreement, regardless of whether such holders have exchanged their physical certificates representing shares of Bank Common Stock for Shares of Holding Company Stock. The Holding Company may in its discretion elect not to treat any such unsurrendered shares of Bank Common Stock as shares of Company Common Stock for purposes of the payment of dividends or other distributions. If the Holding Company in its discretion so elects, then unless and until any outstanding certificate evidencing Bank Common Stock is so surrendered, no dividends payable to the holders of Company Common Stock will be paid to the holder of the unsurrendered Bank Common Stock certificate; provided, however, upon surrender and exchange of each outstanding certificate evidencing Bank Common Stock for a certificate evidencing outstanding Company Common Stock, there shall be paid to the holder thereof the amount, without interest, of all dividends and other distributions, if

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any, that theretofore were declared and became payable, but were not paid, with respect to said shares. The Holding Company, subject to compliance with applicable law, may elect, in its sole discretion, to issue uncertificated Shares of Company Common Stock in connection with the Exchange to former shareholders of Bank Common Stock.

(d)             Each share of the Bank’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share (“Bank Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unaffected by the Exchange.

(e)             At the Effective Time, all shares of common stock of the Holding Company outstanding immediately prior to the Effective Time shall be redeemed from the holder(s) thereof for the sum of $10.00 per share.

2.           Closing; Effective Time. Consummation of the Exchange and the other transactions contemplated by this Agreement shall take place at such time and date as the Holding Company and the Bank determine (the “Closing”). The Exchange shall become effective at the time specified in Articles of Share Exchange to be filed with the Office of the Secretary of State of North Carolina (the “Effective Time”).

3.           NO APPRAISAL RIGHTS. Pursuant to Article 13 of Chapter 55 of the North Carolina General Statutes, the shareholders of the Bank are not entitled to appraisal rights as a result of the Exchange.

4.           Lost, Destroyed, or Stolen Certificates. Shareholders whose certificates evidencing shares of Bank Common Stock have been lost, destroyed or stolen shall be entitled to receive certificates evidencing Shares for which such shares of Bank Common Stock were exchanged pursuant to this Agreement upon compliance with conditions reasonably imposed by the Holding Company (or, as applicable, its Exchange Agent), including, without limitation, a requirement that those shareholders provide a lost instruments indemnity or surety bond in form, substance and amounts reasonably satisfactory to the Holding Company.

5.           Stock Option Plans and Equity grants. At the Effective Time, all outstanding options under the Bank’s existing stock option plans (the “Option Plans”) shall be converted into options to acquire the number of shares of Company Common Stock that the holders of such options were entitled to acquire of Bank Common Stock immediately prior to the Exchange on substantially the same terms and conditions as set forth in the Option Plans and any grant agreements pertaining to each specific option grant outstanding thereunder. The Option Plans shall be adopted by the Holding Company and amended and restated in connection therewith, including, without limitation, to reflect any conforming amendments necessitated by the Exchange or this Agreement. At the Effective Time, all outstanding awards of restricted stock, if any, that remain unvested will convert into awards of restricted shares of BancShares common stock on substantially the same terms, restrictions and conditions as set forth in the applicable grant or award agreement.

6.           Bank Warrants. At the Effective Time, any and all outstanding warrants entitling the holder thereof to purchase shares of Bank Common Stock shall by virtue of this Agreement be converted into warrants to acquire the number of shares of Company Common Stock that the holders of each such warrants were entitled to exercise for Bank Common Stock immediately prior to the Exchange on substantially the same terms and conditions as set forth in the applicable warrant, warrant agreement or governing instrument.

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7.           Obligations of the Parties Pending the Effective Time. The Bank and the Holding Company shall, as soon as practicable, take the following action, if such action has not already been taken:

(a)             This Agreement shall be duly submitted to the shareholders of the Bank for the purpose of considering and acting upon the Exchange in the manner required by law and the Bank’s articles of incorporation and bylaws. The Bank shall use its best efforts to obtain the requisite approval of its shareholders for the Exchange and the transactions contemplated by this Agreement, and the Bank and the Holding Company shall, through their respective officers, execute and file with the appropriate regulatory authorities, including the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks, such applications, notices, exhibits, documents and papers as shall be necessary or appropriate to secure approval of or non-objection to this Agreement, the Exchange and the other transactions contemplated hereby, as required by applicable statutes, rules and regulations;

(b)             The Holding Company shall use its best efforts to cause the issuance of Shares of Company Common Stock pursuant to this Agreement and the Exchange to be qualified or exempted under the Securities Act of 1933, as amended, and the state securities laws of each state in which it deems such qualification or exemption to be required; and

(c)             Until the Effective Time, neither the Bank nor the Holding Company shall dispose of its assets except in the ordinary and normal course of business.

8.           TAX MATTERS. The parties intend that the exchange of the Bank Common Stock for shares of Company Common Stock be treated as a transfer and exchange of property by the exchanging shareholders described in section 351 of the Internal Revenue Code of 1986, as amended.

9.           Conditions Precedent to the Exchange. The Exchange shall be subject to the satisfaction of the following conditions:

(a)             Ratification and confirmation of this Agreement by approval of the Bank’s shareholders as required by law;

(b)             Approvals by the Board of Governors of the Federal Reserve System, or a Reserve Bank acting under designated authority, of the Exchange and the transactions related thereto;

(c)             Approval, to the extent required, of any other governmental or regulatory authority; and

(d)             Expiration of any waiting period required by any supervisory authority.

10.         Termination. This Agreement may be terminated prior to the Effective Time for any of the following reasons by written notice by either the Bank or the Holding Company to the other upon authorization by resolution adopted by either board of directors:

(a)             Any condition precedent contained in Paragraph 9 has not been fulfilled or waived;

(b)             Any action, suit, proceeding, or claim has been instituted, made or threatened relating to the proposed Exchange that makes consummation of the Exchange inadvisable in the opinion of the board of directors of either the Bank or the Holding Company; or

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(c)             The board of directors of either the Bank or the Holding Company has determined that consummation of the Exchange is inadvisable in the opinion of such board of directors.

11.         Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

12.         Effect of Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.         Amendment. This Agreement may be amended and modified pursuant to a writing signed by both parties.

14.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement to be executed by their duly authorized officers to be effective as of the date first above written.

CAROLINA TRUST BANCSHARES, INC.

	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer
ATTEST:

/s/ Sue S. Stamey
Sue S. Stamey
Corporate Secretary

CAROLINA TRUST BANK

	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer
ATTEST:

/s/ Sue S. Stamey
Sue S. Stamey
Corporate Secretary